Exhibit 99.6

ARALEZ PHARMACEUTICALS INC.

2016 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD

Aralez Pharmaceuticals Inc. (the “Company”) has granted you a Nonqualified Stock Option (the “Option”) under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan (the “Plan”).  The terms of the grant are set forth in the Nonqualified Stock Option Award Agreement provided to you (the “Agreement”).  The following provides a summary of the key terms of the Option; however, you should read the entire Agreement, along with the terms of the Plan, to fully understand the grant.

SUMMARY OF GRANT

Director:	[ ]

Date of Grant:	[ ]

Vesting Schedule:	[ ]

Exercise Price Per Share:	$[ ]

Total Number of Options Granted:	[ ]

Term/Expiration Date:	[ ]

The above is a summary description of certain provisions of the Agreement and is not intended to be complete.  In the event any aspect of this summary conflicts with the terms of the Agreement, the terms of the Agreement shall govern.

Director Acceptance:

By signing the acknowledgement below, the Director agrees to be bound by the terms and conditions of the Plan, the Agreement and this Summary of Grant and accepts the nonqualified stock option grant in accordance with the terms of this Summary of Grant, the Agreement and the Plan.  The Director will accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Company’s Board of Directors upon any questions arising under the Plan, this Summary of Grant or the Agreement.

Director:

Date:

2

ARALEZ PHARMACEUTICALS INC.

2016 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This NONQUALIFIED STOCK OPTION AWARD AGREEMENT (the “Agreement”), dated as of the Date of Grant set forth on the Summary of Grant (the “Date of Grant”), is delivered by Aralez Pharmaceuticals Inc. (the “Company”) to the individual whose name is set forth on the Summary of Grant (the “Director”).

RECITALS

A.            The Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan (the “Plan”) provides for the grant of options to purchase common shares of the Company.  The Company has decided to make a stock option award as consideration for the services to be performed by the Director.

B.            The terms and conditions of the Option should be construed and interpreted in accordance with the terms and conditions of this Agreement and the Plan. The Plan is administered and interpreted by the Compensation Committee of the Board of Directors of the Company (the “Board”) (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan (the “Committee”). The Committee may delegate authority to one or more subcommittees as it deems appropriate.  If a subcommittee is appointed, all references in this Agreement to the “Committee” shall be deemed to refer to the committee. Capitalized terms that are used but not defined herein shall have the respective meanings accorded to such terms in the Plan. For purposes of this Agreement, “Company” shall mean the Company and any of its Subsidiaries where applicable.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.             Grant of Option.  Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Director a Nonqualified Stock Option (the “Option”) to purchase the number of common shares of the Company (“Shares”) equal to the Total Number of Options Granted (as set forth on the Summary of Grant) at an exercise price per Share equal to the Exercise Price Per Share (as set forth on the Summary of Grant).

2.             Vesting/Exercisability.  The Option shall become vested and exercisable, according to the vesting schedule set forth on the Summary of Grant, provided that the Director continues to provide service to the Company from the Date of Grant until the applicable vesting date.

The vesting of the Option shall be cumulative, but shall not exceed 100% of the shares subject to the Option granted above.  If the vesting schedule would produce fractional shares, the portion of the Option that vests shall be rounded down to the nearest whole share.

3.             Term of Option.

(a)           The Option shall have a term of ten (10) years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b)           Unless a later termination date is provided for in a Company-sponsored plan, policy or arrangement, or any agreement to which the Company is a party, the Option shall automatically terminate upon the happening of the first of the following events:

(i)            The expiration of the ninety (90) day period after the Director ceases to provide service to the Company, if the termination is for any reason other than death, Total and Permanent Disability, or Removal from the Board for Cause.

(ii)           The expiration of the one (1) year period after the Director ceases to provide service to the Company on account of the Director’s death or Total and Permanent Disability.

(iii)          The date on which the Director ceases to provide services to the Company on account of a Removal from the Board for Cause.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth anniversary of the Date of Grant.  Any portion of the Option that is not vested and exercisable at the time the Director ceases to provide service to the Company shall immediately terminate.

(c)           For the purposes of this Agreement, “Removal from the Board for Cause” shall mean the Director’s removal from the Board prior to the expiration of his or her term of office by special resolution where ¾ of the other members of the Board voted in favor of resolution.

4.             Exercise Procedures

(a)           Subject to the provisions of Paragraphs 2 and 3 above, the Director may exercise part or all of the Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised.  On the delivery date, the Director shall pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering Shares of the Company which shall be valued at their fair market value (as defined in the Plan) on the date of delivery, (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve, to the extent permitted under applicable law. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b)           The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Company, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.

(c)           The Company may require that the Director (or other person exercising the Option after the Director’s death) represent that the Director is purchasing Shares for the Director’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Committee deems appropriate.

(d)           All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  Subject to Committee approval, the Director may elect to satisfy any tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

5.             Change in Control.  The provisions of the Plan applicable to a Change in Control (as described in Section 11 of the Plan) or other corporate transaction, shall apply to the Option.

6.             Restrictions on Exercise.  Except as the Company may otherwise permit pursuant to the Plan, only the Director may exercise the Option during the Director’s lifetime and, after the Director’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Director, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is vested and exercisable pursuant to this Agreement.

7.             Adjustments.  The provisions of the Plan applicable to adjustments (as described in Section 10 of the Plan) shall apply to the Option.

8.             Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

9.             No Right to Continued Service on the Board.  The grant of the Option shall not confer upon the Director any right to be retained as a Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Director’s Continuous Service at any time.

10.          No Stockholder Rights.  Neither the Director, nor any person entitled to exercise the Director’s rights in the event of the Director’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

11.          Delivery Subject to Legal Requirements. The obligation of the Company to deliver Shares pursuant to the exercise of the Option shall be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.  The issuance of Shares to the Director pursuant to the exercise of the Option is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

12.          Assignment and Transfers.  Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Director under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Director, by will or by the laws of descent and distribution.  In the event of any attempt by the Director to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Director, and the Option and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Director’s consent.

13.          Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflicts of laws provisions thereof.

14.          Notice.  Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Committee, and any notice to the Director shall be addressed to such Director at the current address shown on the payroll of the Company, or to such other address as the Director may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

15.          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Facsimile or other electronic transmission of any signed original document or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original.

16.          Complete Agreement.  Except as otherwise provided for herein, this Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Director.

17.          Committee Authority.  By entering into this Agreement the Director agrees and acknowledges that all decisions and determinations of the Committee shall be final and binding on the Director, his or her beneficiaries and any other person having or claiming an interest in the Award.